UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2011

SUMMIT HOTEL PROPERTIES, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-51955	20-0617340
(State or other jurisdiction	(Commission File Number)	(I.R.S. employer identification no.)
of incorporation or organization)

2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105
(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, Including Area Code: (605) 361-9566

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On January 28, 2011, Summit Hotel Properties, LLC (“Company”) released certain operating information for the three months and year ended December 31, 2010.  The comparative information for the three months and year ended December 31, 2009 and December 31, 2010 for all Company seasoned and unseasoned hotels and our aggregate portfolio, is set forth in the table below.

	Year Ended			Three Months Ended
	December 31,		Percentage	December 31,		Percentage
	2010	2009	Change	2010	2009	Change
Seasoned Hotels (46 hotels):
Occupancy	64.1%	64.8%	(1.1)%	57.2%	59.2%	(3.4)%
ADR	$87.75	$87.42	0.4%	$87.00	$83.63	4.0%
RevPAR	$56.22	$56.63	(0.7)%	$49.73	$49.49	0.5%
Unseasoned Hotels (19 hotels):
Occupancy	63.1%	55.3%	14.0%	59.5%	49.7%	19.7%
ADR	$87.29	$87.58	(0.3)%	$85.99	$85.37	0.7%
RevPAR	$55.06	$48.47	13.6%	$51.14	$42.45	20.5%
Aggregate Portfolio (65 hotels):
Occupancy	63.7%	61.9%	2.9%	58.0%	55.8%	3.9%
ADR	$87.59	$87.40	0.2%	$86.63	$84.17	2.9%
RevPAR	$55.80	$54.12	3.1%	$50.24	$47.01	6.9%

We expect to record in the fourth quarter of 2010 an impairment charge of between approximately $6.0 million and approximately $7.0 million related to land held for sale shown on our unaudited condensed consolidated balance sheet as of September 30, 2010.

The Company’s accounting and financial reporting processes necessary to finalize our consolidated financial statements for the year ended December 31, 2010 are not yet complete, thus the information shown in the table above has been prepared in good faith based on our internal accounting records.  However, our anticipated RevPAR for the three months and year ended December 31, 2010 is derived from our anticipated room revenue for the three months and year ended December 31, 2010, an amount that has not been audited or reviewed by KPMG LLP.  Our revenues and our anticipated estimated impairment charge are subject to revision based on the completion of the accounting and financial reporting processes necessary to finalize our consolidated financial statements as of and for the year ended December 31, 2010.  KPMG LLP has not audited, reviewed, compiled or performed any procedures with respect to our anticipated revenues, our anticipated RevPAR for the three months or year ended December 31, 2010 or our estimated impairment charge.  Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect to that information.  We cannot assure you that, upon completion of such accounting and financial reporting processes and finalizing the audited financial statements as of and for the year ended December 31, 2010, we will not report RevPAR based on our room revenues for the three months and year ended December 31, 2010 or an impairment charge materially different than as set forth above.

The key indicators in the table shown above are not prepared in accordance with GAAP.  We use this information to measure the performance of individual hotels, groups of hotels and/or our business as a whole.  The key indicators listed above include: occupancy rate (or occupancy); Average Daily Rate (or ADR); and room Revenue per Available Room (or RevPAR).

Occupancy, ADR and RevPAR are commonly used measures within the hotel industry to evaluate operating performance. RevPAR, which is calculated as the product of ADR and occupancy, is an important statistic for monitoring operating performance at the individual hotel level and across our business as a whole.  We evaluate individual hotel RevPAR performance on an absolute basis with comparisons to budget and prior periods, as well as on a company-wide and regional basis. ADR and RevPAR include only room revenue.  Room revenue depends on demand, as measured by occupancy, pricing, as measured by ADR, and our available supply of hotel rooms.  Our ADR, occupancy and RevPAR performance may be impacted by macroeconomic factors such as regional and local employment growth, personal income and corporate earnings, office vacancy rates and business relocation decisions, airport and other business and leisure travel, new hotel construction and the pricing strategies of competitors.  In addition, our ADR, occupancy and RevPAR performance is dependent on the continued success of our franchisors and their brands.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, LLC

By:	/s/ Kerry W. Boekelheide
Name: Kerry W. Boekelheide
Title: Chief Executive Officer

Dated:  January 28, 2011